VIEWPOINT FINANCIAL GROUP	Exhibit 10.1
Executive Officer Incentive Plan

Element	Plan Design

Type of Plan	A target annual incentive plan that provides cash and phantom stock awards based on the achievement of Corporate goals and goals related to each executive’s area(s) of responsibility.

Effective Date	The plan will be effective as of January 2011.

Plan Objectives	The objectives of the plan are to:

• Ensure mutual understanding of key business strategies and goals by participants and Board members.

• Focus executives on the achievement of annual and long-range results.

• Promote and build teamwork, aligning team and individual efforts toward accomplishing key business priorities.

• Reward outstanding short- and long-term performance results by providing competitive incentive awards consistent with actual results.

Participation	Participants will be approved by the Compensation Committee each year based on a recommendation from the President/Chief Executive Officer.

Participation in a given year does not constitute the right to participate in succeeding years.

Performance Period	Each performance period is one year in duration, and corresponds with VPFG’s fiscal year.

Organization Performance Threshold	The organization performance threshold requires a certain level of organization performance before any incentive awards will be paid. The threshold is a defined level of earnings per share (EPS) determined by the Compensation Committee prior to each performance period.

The organization performance threshold functions as an “on/off switch” for the plan in the following manner:

• When the threshold is met, awards will be paid if one or more performance goals are achieved.

• When the threshold is not met, no awards will be paid regardless of actual results on performance goals.

VIEWPOINT FINANCIAL GROUP
Executive Officer Incentive Plan

Element	Plan Design

Performance Goal Setting	All participants will share a set of Corporate performance goals (business plan and financial). Each participant will also have performance goals that are specific to their area(s) of responsibility.

• 75% of each executive’s award will be based on Corporate results, and

•    25% of each executive’s award will be based on goals related to their area(s) of responsibility and an individual assessment that includes the following performance categories, among others that may be determined by the Board:

• Leadership.

• Implementation,

• Management,

• Organization,

• Relationships, and

• Board Interaction (President/Chief Executive Officer only).

To keep executives focused on the most important goals for the organization, the plan will include a limited number of Corporate and individual performance goals each year. As part of the goal setting process, each goal will be:

• Weighted based on its importance to the organization for the performance period,

• Specific in terms of the desired performance and how performance will be measured and evaluated, and

• Aligned with VPFG’s business strategies and goals.

The performance goals will come from VPFG’s annual and longer-term business plans. 2011 Corporate goals will include:

• Return on Average Equity (20%),

• Nonperforming Assets (20%)

• Efficiency Ratio (20%),

• Earnings Per Share (20%),

• Loan Growth (10%), and

• Core Deposit Growth (10%).

The Compensation Committee will approve the Corporate performance goals and any individual goals for the President/Chief Executive Officer. The President/Chief Executive Officer will approve the goals for each executive’s area of responsibility and review them with the Compensation Committee.

VIEWPOINT FINANCIAL GROUP
Executive Officer Incentive Plan

Element	Plan Design

Award Opportunities	There are three levels of award opportunities for each performance goal:

• Minimum = 50% of the target award.

• Target = 100% of the award.

• Maximum = 170% of the target award.

There will be no award for a performance goal when the actual results are below minimum. Also, there will be no additional award for a performance goal when actual results are above maximum.

All awards are a percentage of the salary earned by each participant during the performance period. The award opportunities are tiered by position level as follows:

	Award Opportunities
Position	Minimum	Target	Maximum
President/CEO	25%	50%	85%
Executive Vice Presidents	15%	30%	51%

Each year, award opportunities will be determined based on competitive annual incentive practices in the markets defined in VPFG’s Total Compensation Philosophy. The Compensation Committee will approve the award opportunities for all participants based on a recommendation from their outside compensation consultant.

VIEWPOINT FINANCIAL GROUP
Executive Officer Incentive Plan

Element	Plan Design

Award Determination	Awards will be determined at the end of the performance period based on actual performance goal results and an assessment of individual performance.

If the Organization Performance Threshold is achieved, an award will be earned if at least one performance goal is accomplished above the Minimum level. The total award will be the sum of the awards for each performance goal, and an assessment of the executive’s overall performance.

The President/Chief Executive Officer (in conjunction with the executive team) will initially calculate actual organization goal performance. These calculations will be reviewed and approved by the Compensation Committee.

Form and Timing of Payment	50% of any annual incentive award will be paid in cash and 50% will be converted to phantom stock which mirrors VPFG’s stock price and vests two years from the grant date based on achievement of the Organization Performance Threshold over the two year period:

•     If the threshold is achieved both years, the restrictions will lapse and the phantom shares will be earned and paid in cash on or before March 15 of the fiscal year following the end of the two year period.

• If the threshold is achieved one year, one-half of the phantom shares will be earned and paid in cash on or before March 15 of the fiscal year following the end of the two year period.

• If the threshold is not achieved either year, the phantom will be cancelled and not earned.

The cash award from each phantom share will be equal to the closing stock price on the day the phantom share awards are paid.

Change of Position	If a participant moves into a position with a higher or lower incentive opportunity during a performance period, he or she will generally receive a prorated award based on the length of time they were in each position during the performance period and actual performance results.

New Hires	Participants who are hired into a position during a performance period will be eligible for a prorated award based on the length of time they are in the position and actual performance results. Generally, an executive must be in the position at least three months to be eligible for an award.

VIEWPOINT FINANCIAL GROUP
Executive Officer Incentive Plan

Element	Plan Design

Termination	In the event that a participant is terminated or voluntarily leaves the organization prior to the end of a performance period for reasons other than stated below, any potential award (including phantom shares) will usually be forfeited. An award is at the discretion of the Compensation Committee based on a recommendation from the President/Chief Executive Officer.

Death, Disability or Retirement	If a participant retires, dies or becomes disabled (meeting the disability definition under the long-term disability plan) during a performance period, a prorated award (including phantom shares) may be earned based on the length of time the participant was a full-time employee. An award is at the discretion of the Compensation Committee based on a recommendation from the President/Chief Executive Officer.

Award Recoupment in the Event of Financial Restatement	If for any reason VPFG has to restate its financial statements, the Board or Committee will take, in its sole discretion, such action as it deems necessary to make adjustments to any short- or long-term incentive awards earned during the current year and up to three years before the restatement. The Board or Committee may require reimbursement of any bonus or incentive compensation awarded to current and past officers or cancel unvested restricted stock or other stock or stock-based awards previously granted to such officers in the amount by which such compensation exceeded any lower payment that would have been made based on the restated financial results.

Plan Reviews	The Compensation Committee will review the annual incentive plan every year to ensure it continues to meet the needs of VPFG and participants.

Plan Changes or Termination	The annual incentive plan may be changed or terminated at any time at the discretion of the Board.

Terms of Employment	Nothing in this plan should interfere with or limit in any way the right of ViewPoint Financial Group to terminate any participant’s employment at any time, or confer upon any participant any right to continue in the employ of the organization.

No participant in the plan will have any interest whatsoever in any specific asset of ViewPoint Financial Group as a result of this plan or any provision thereof.

Governance	The Compensation Committee is responsible for the overall governance of the plan. Specifically, the Committee is responsible for the plan design and for approving the organization performance threshold, incentive participation, award opportunities, organization performance goals, and incentive awards based on recommendations from the President/Chief Executive Officer.

All determinations of the Committee will be conclusive and binding on all parties.

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